Exhibit 99.1

ZELTIQ AESTHETICS ANNOUNCES SECOND QUARTER 2012 FINANCIAL RESULTS

Second Quarter Highlights

•	$22.3 million revenues, up 28.3% year-over-year and 27.9% sequentially

•	84,072 cycles shipped, up 72.8% year over year and 31.5% sequentially

•	Procedure fees revenues comprised 46.1% of total revenues

•	Installed base increased 14.6% sequentially to 1,257 systems as of June 30, 2012

•	$70.9 million in cash & cash equivalents, short-term and long-term investments at June 30, 2012 compared to $75.3 million at March 31, 2012

Pleasanton, Calif., July 31, 2012 – ZELTIQ Aesthetics, Inc., (Nasdaq: ZLTQ) a medical technology company focused on developing and commercializing products utilizing its proprietary controlled-cooling technology platform, today announced financial results for the second quarter ended June 30, 2012.

Mark Foley, Interim President and Chief Executive Officer, said, “We are very pleased with our performance during the second quarter of 2012. Our recently strengthened commercial organization, combined with an increased focus on execution, successfully drove physician adoption of CoolSculpting®, bringing our installed base to 1,257 systems worldwide. Additionally, we continued to experience significant procedure growth with procedure fee revenues up 84.9% year-over-year. During the quarter, we gained initial insights from our consumer marketing campaign and have begun to leverage these learnings to our future advertising spend. We also had several important intellectual property wins which further validate the proprietary position that we enjoy, worldwide.”

He continued, “Looking into the second half of 2012, we will continue to strengthen and expand our NAF sales organization, begin to realize the benefits of our recently completed transition to direct sales in Europe and selectively deploy direct to consumer marketing in key geographies in the United States. We continue to look forward to the increasing adoption of CoolSculpting by physicians and patients as we further build the non-invasive fat reduction market.”

Second Quarter Financial Review

Total net revenues for the second quarter of 2012 were $22.3 million, consisting of $12.0 million of systems revenues and $10.3 million of procedure fee revenues. This compares to total net revenues of $17.4 million, consisting of $11.8 million of systems revenues and $5.6 million of procedure fee revenues in the second quarter of 2011. First quarter 2012 revenues were $17.4 million, consisting of $9.0 million of systems revenues and $8.4 million of procedure fee revenues. Cycles shipped increased to 84,072 in the second quarter of 2012, compared to 48,654 in the second quarter of 2011 and 63,948 in the first quarter of 2012, driving procedure fee revenue growth on both a year-over-year and sequential basis.

Gross profit was $15.1 million, or 67.9% of revenues, in the second quarter of 2012, compared to gross profit of $10.7 million, or 61.4% of revenues, in the second quarter of 2011. First quarter 2012 gross profit was $11.4 million, or 65.6% of revenues. The year-over-year and sequential increases in gross profit were driven by a decrease in per unit manufacturing cost of systems and a sequential increase in system average selling price.

Operating expenses for the second quarter of 2012 were $23.2 million, compared to $10.8 million in the second quarter of 2011 and $21.7 million in the first quarter of 2012. The year-over-year increase was primarily the result of growth of our North American direct sales force, building advertising assets and costs associated with our direct marketing initiatives, collateral for practice marketing, increased research and development costs and the build-out of our international sales force. Additionally, operating expenses included $3.0 million in unplanned management transition expenses. Of the $3.0 million charge, $1.1 million was a non-cash stock-based compensation expense.

Net loss for the second quarter of 2012 was $8.1 million, compared to $0.6 million in the second quarter of 2011 and $10.3 million in the first quarter of 2012. Net loss attributable to common stockholders for the second quarter of 2012 was $0.24 per share, compared to $1.60 per share in the second quarter of 2011, and $0.30 per share in the first quarter of 2012.

Conference Call

ZELTIQ Aesthetics will host a conference call for investors on July 31, 2012 at 8:00 a.m. Eastern Time. The dial-in numbers are (877) 280-7291 for domestic callers and (707) 287-9361 for international callers. A live webcast of the call will also be available from the Investor Relations section of www.coolsculpting.com. A webcast replay from today’s call will also be available from the Investor Relations section of www.coolsculpting.com approximately two hours after the call and will be available for up to thirty days.

About ZELTIQ Aesthetics

ZELTIQ Aesthetics is a medical technology company focused on developing and commercializing products utilizing its proprietary controlled-cooling technology platform. The Company’s first commercial product, the CoolSculpting System, is designed to selectively reduce stubborn fat bulges that may not respond to diet or exercise. CoolSculpting is based on the scientific principle that fat cells are more sensitive to cold than the overlying skin and surrounding tissues. CoolSculpting utilizes patented technology of precisely controlled cooling to reduce the temperature of fat cells in the treated area, which is intended to cause fat cell elimination through a natural biological process known as apoptosis, without causing scar tissue or damage to the skin, nerves, or surrounding tissues. ZELTIQ developed CoolSculpting to safely, noticeably, and measurably reduce the fat layer within a treated fat bulge without requiring the patient to diet or exercise.

Forward-Looking Statements

This press release contains forward-looking statements relating to the Company’s current and future business operations and financial performance and condition. Any statements contained in this press release that are not of historical facts may be deemed to be forward-looking statements. You should not place undue reliance on these forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control and that could materially affect the Company’s actual business operations and financial performance and condition. Factors that could materially affect our business operations and financial performance and condition include, but are not limited to, less than anticipated growth in the number of physicians electing to purchase CoolSculpting Systems, insufficient patient demand for CoolSculpting procedures, product or procedure announcements by competitors, our failure to correctly estimate and control our future expenditures, and the failure of our sales and marketing plans to increase sales as well as those other risks and uncertainties set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed with the SEC on March 15, 2012. These forward-looking statements speak only as of the date of this press release. We expressly disclaim any obligation to update information contained in these forward-looking statements whether as a result of new information, future events or otherwise.

CONTACTS:

Mark Foley

ZELTIQ Aesthetics, Inc.

Interim President and Chief Executive Officer

925-474-2500

Nick Laudico / Amy Glynn

The Ruth Group

646-536-7030 / 7023

nlaudico@theruthgroup.com

aglynn@theruthgroup.com

ZELTIQ Aesthetics, Inc.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Revenues	$22,265	$17,354	$39,669	$31,626
Cost of revenues	7,150	6,700	13,143	12,349

Gross profit	15,115	10,654	26,526	19,277

Operating expenses:
Research and development	3,369	2,326	6,767	4,607
Sales and marketing	14,254	5,832	28,751	11,568
General and administrative	5,556	2,642	9,409	4,031

Total operating expenses	23,179	10,800	44,927	20,206

Loss from operations	(8,064)	(146)	(18,401)	(929)
Interest income (expense), net	60	(20)	89	(60)
Other income (expense), net	(47)	(393)	(64)	(395)

Loss before provision for income taxes	(8,051)	(559)	(18,376)	(1,384)
Provision for income taxes	50	—	70	—

Net loss	(8,101)	(559)	(18,446)	(1,384)
Cumulative dividends on convertible preferred stock	—	(1,563)	—	(3,127)

Net loss attributable to common stockholders	$(8,101)	$(2,122)	$(18,446)	$(4,511)

Net loss per share attributable to common stockholders, basic and diluted	$(0.24)	$(1.60)	$(0.54)	$(3.48)

Weighted average shares of common stock outstanding used in computing net loss attributable to common stockholders - basic and diluted	34,253,357	1,329,763	34,129,555	1,294,597

ZELTIQ Aesthetics, Inc.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	June 30, 2012	December 31, 2011
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$32,542	$83,908
Short-term investments	23,901	—
Accounts receivable, net	6,147	4,941
Inventory	5,717	4,476
Prepaid expenses and other current assets	1,901	2,385

Total current assets	70,208	95,710
Long-term investments	14,416	—
Restricted cash	382	255
Property and equipment, net	2,054	2,144
Intangible asset, net	7,532	7,882
Other assets	—	8

Total assets	$94,592	$105,999

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$3,210	$4,925
Accrued liabilities	11,703	6,014
Deferred revenue	602	375
Current portion of notes payable	—	310

Total current liabilities	15,515	11,624
Other non-current liabilities	95	72

Total liabilities	$15,610	$11,696
Total stockholders’ equity	78,982	94,303

Total liabilities and stockholders’ equity	$94,592	$105,999

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